Confidential
Execution Version

INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

C O N F I D E N T I A L

NORTHEAST ALLIANCE AGREEMENT

between

AMERICAN AIRLINES, INC.

and

JETBLUE AIRWAYS CORPORATION

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NORTHEAST ALLIANCE AGREEMENT

This NORTHEAST ALLIANCE AGREEMENT dated as of July 15, 2020, (“Effective Date”) is by and between
American Airlines, Inc., a corporation organized under the laws of the State of Delaware, having its principal office at 1 Skyview Drive, Fort Worth, Texas 76155, United States of America (“American”); and
JetBlue Airways Corporation, a corporation organized under the laws of Delaware, having its principal office at 27-01 Queens Plaza North, Long Island City, New York 11101, United States of America (“JetBlue”).
American and JetBlue may each be referred to as a “Party” and may collectively be referred to as the “Parties.”
RECITALS

1.
The Parties aim to deliver significant customer benefits by creating a marketing alliance (the “Northeast Alliance” or “NEA”) designed to optimize each Party’s network to enhance the experience of passengers flying to and from certain airports in New York and Boston.

2.	As part of the NEA, American and JetBlue desire to enter into an enhanced bilateral codeshare relationship as well as frequent flyer program arrangements;

3.
The NEA is intended to encourage (i) the growth and enhancement of NEA Services including those resulting from implementing permitted codesharing and frequent flyer arrangements, (ii) the potential addition of new NEA Routes or optimization of existing NEA Routes, (iii) the facilitation of connections between the Scheduled Passenger Services of each Party and its Affiliate and Franchisees on NEA Routes; and to further the foregoing goals, (iv) the temporary sharing, leasing or subleasing of slots and gates at airports for New York and Boston.

4.
To best achieve the benefits of the NEA and to set forth the terms and conditions of the NEA, the Parties will establish a system of net mutual growth incentive payments set forth in an accompanying Mutual Growth Incentive Agreement (the “MGIA”) between the Parties entered into on the same date as this Agreement; and

5.
Both Parties acknowledge and agree that each will retain full control over all aspects of their respective businesses, including setting pricing for their services and making decisions regarding their capacity and their route networks.

NOW THEREFORE, in consideration of the mutual covenants and promises in this Agreement, the Parties hereby agree as follows:

1	DEFINITIONS AND EFFECTIVENESS

1.1	Definitions. Terms with their initial letters capitalized have the meanings set forth in Appendix A unless they are defined in the body of this Agreement.

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1.2
Related Agreements. In connection with this Agreement, the Parties are entering into the MGIA on the same date as this Agreement, and promptly following the date of this Agreement, the Parties will enter into the Codeshare Agreement, the Frequent Flyer Program Agreements, and a Special Prorate Agreement (individually or collectively, as the context requires, the “Related Agreements”). The Parties may enter into additional agreements in the future in furtherance of the goals of the NEA, such as a [***]. Any such agreements will specifically reference this Agreement and upon their effectiveness will also be deemed “Related Agreements” for purposes of this Agreement.

1.3
Review by Competent Authorities. While this Agreement will become effective on the Effective Date, the Parties acknowledge that this Agreement and the Related Agreements may require the Parties to provide notice to a Competent Authority and may be subject to regulatory review or further government inquiry. The Parties agree that they cannot fully implement the NEA until each Party in its reasonable judgment believes such regulatory review or further government inquiry by a Competent Authority regarding the NEA has been completed, and implementation of the NEA would not entail unreasonable regulatory or litigation conditions or risks. Following the Effective Date, the Parties agree to use commercially reasonable efforts to (i) consult and cooperate with each other, at each Party’s own expense unless otherwise agreed, in connection with any review, proceedings, or other actions brought by a Competent Authority or private party relating to implementation of this Agreement and the Related Agreements and (ii) work with Competent Authorities to resolve any issues, objections or concerns such Competent Authorities may have, and, if necessary, amend this Agreement and the Related Agreements and/or enter into a subsequent agreement to resolve any outstanding issues, objections or concerns, provided that any such amendment or agreement is commercially reasonable to each Party and does not adversely impact in any material respect the value either Party seeks in entering into this Agreement or the Related Agreements. The Parties acknowledge and agree that any such amendment and/or subsequent agreement potentially entered into by the Parties that may be required to resolve issues, objections or concerns raised by Competent Authorities would be of a different nature than this Agreement and the Related Agreements in their forms originally contemplated and therefore neither Party is under any obligation to implement such amendment or subsequent agreement if, based on the Party’s reasonable judgment, it would constitute a Burdensome Condition, and in such circumstance, may terminate this Agreement and the Related Agreements in full pursuant to Section 5.9. The foregoing sentence expressly supersedes any termination provision in any of the Related Agreements. The Parties further agree that following the Implementation Date that these consultation and cooperation provisions will continue in force to the extent there is a change in circumstances that would in the reasonable judgment of a Party entail unreasonable regulatory or litigation conditions or risks.

1.4
Implementation Date. Upon the Parties’ mutual determination that implementation of the NEA would not entail unreasonable regulatory or litigation conditions or risks, the Parties will execute a written acknowledgement, and the date of such acknowledgement will be the “Implementation Date.” The Parties will undertake within [***]following the Implementation Date all of the activities indicated in this Agreement and in the Related Agreements to achieve full implementation of the NEA that had not yet been undertaken pending resolution of any issues, objections or concerns of Competent

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Authorities to achieve full implementation of the NEA, including initiating activities under the MGIA. If one Party believes that an activity will take longer to implement, the Parties will discuss and agree upon a mutually-acceptable timeline to achieve the implementation of such activity.

2	ELEMENTS OF THE NEA

2.1	Geographic Scope of the NEA. The NEA will cover all NEA Services. [***]

2.2
Governing Agreement. The Parties agree that this Agreement will be the governing agreement for the NEA and unless expressly set forth to the contrary in the Related Agreements, the terms and conditions of this Agreement shall supersede any contradictory or inconsistent provisions in any of the Related Agreements.

2.3
Mutual Growth Incentive Agreement. To achieve the procompetitive benefits of the NEA and encourage investments in and improvements to each Party’s network under the NEA, the Parties agree to enter into the MGIA on the same date as this Agreement. The Parties agree that the MGIA will not be implemented until the Implementation Date of the NEA in accordance with Section 1.4.

2.4	Codeshare Agreement. The Parties agree to enter into the Codeshare Agreement in order to establish their codeshare relationship.

2.5	Frequent Flyer Program Agreements. The Parties agree to enter into the Frequent Flyer Program Agreements to establish the Parties’ loyalty program participation on the terms set forth in Appendix B.

2.6	Special Prorate Agreement. The Parties agree to enter into a Special Prorate Agreement on terms to be agreed.

2.7	Lounge Access Agreement. The Parties may enter into the Lounge Access Agreement to provide lounge access to eligible passengers.

3	OPERATION OF THE NEA

3.1	Network Growth and Consultation.

3.1.1
The Parties agree to use commercially reasonable efforts to coordinate the NEA Services, particularly with regard to Codeshared Flights, in order to minimize connecting passenger waiting time and to maximize passenger convenience and service, subject to the Parties’ respective operational constraints and commercial considerations. Notwithstanding this Article 3 or Article 4, each Party will continue to make independent decisions regarding pricing, capacity and network management for its Scheduled Passenger Services and will provide guidance to its business personnel responsible for implementation and management of the NEA to ensure such independent decision-making.

3.1.2	Without limiting the generality of the foregoing, the Parties shall, for the benefit of consumers:

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3.1.2.1	[***]

3.1.2.2	develop a process to ensure timely communication [***]to plan resources effectively; and

3.1.2.3	regularly review performance of the NEA Services. [***]each Party will maintain its independent decision-making authority.

3.2	[***]

3.3	[***]

3.4	Slot Usage and Maintenance.

3.4.1
Each Party may temporarily lease or sublease Slots to the other Party at the NEA Airports from time to time during the term of this Agreement pursuant to the terms and conditions set forth in Appendix C.

3.4.2	During the term of this Agreement, the Parties agree that:

3.4.2.1	[***];

3.4.2.2	[***]; and

3.4.2.3	[***].

3.4.3	During the term of this Agreement, the Parties agree that:

3.4.3.1	[***]

3.4.3.2	[***].

4	MANAGEMENT OF THE NEA

4.1	Management Committee.

4.1.1
The Parties agree to appoint a Management Committee to oversee the NEA on behalf of the Parties in the manner and to the extent set forth herein. The Management Committee will consist of four representatives, two appointed by each Party, at least one of which will be at a level in terms of functionality within each organization substantially equivalent to Vice President. A member of the Management Committee may resign at any time. Upon the resignation, removal, death or disability of a member of the Management Committee, the appointing Party will have the exclusive right to appoint another individual subject to the qualifications set forth above. Each Party agrees to provide the other Party with prompt written notice of any change in the identity of its respective appointees to the Management Committee.

4.1.2	The Parties agree to hold regular meetings of the Management Committee at least quarterly (in person or by telephone) at mutually agreed times and locations.

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Decisions of the Management Committee must be made by a unanimous vote of its representatives.

4.1.3
The Management Committee will be responsible for and is hereby authorized to (i) ensure that the Parties are implementing the NEA pursuant to the terms of this Agreement and the Related Agreements; (ii) measure and report on the success of the NEA in achieving significant consumer benefits and the other commercial benefits (including financial) the Parties reasonably expect to achieve from this Agreement and the Related Agreements; (iii) implement and monitor protocols to limit the exchange of competitively sensitive information; and (iv) resolve or escalate any disputes between the Parties related to this Agreement and the Related Agreements.

4.2
Functional Committees. The Management Committee may from time to time designate and appoint standing or temporary Functional Committees to be tasked with overseeing a variety of functional areas, such as [***] The Management Committee may authorize these Functional Committees to ensure that the Parties are implementing the NEA pursuant to the terms of this Agreement and the Related Agreements with regards to their designated functional area. Each Functional Committee may include any reasonable number of representatives appointed by each Party, provided that each Party will only have one collective vote regardless of the number of representatives it appoints to a Functional Committee. Each relevant Functional Committee will be the first point of contact for resolution of disputes between the Parties related to this Agreement and the Related Agreements. Any unresolved disputes will be escalated to the Management Committee for resolution. Each Functional Committee will implement and monitor protocols to limit the exchange of competitively sensitive information between the Parties.

5	TERM AND TERMINATION

5.1
Term. This Agreement will commence on the Effective Date and will continue in effect until the fifth anniversary of the Effective Date, provided, however, that if during such initial five year period, one Party notifies the other that it does not want to proceed to another term absent material changes to this Agreement or the Related Agreements, the Parties will discuss in good faith amending this Agreement or the Related Agreements to address such Party’s concerns. If the Parties cannot reach agreement on amending the Agreement or the Related Agreements, this Agreement will automatically be extended for an [***] If no such notice is given during the initial five years of the term, this Agreement will be automatically extended for an additional five years until the tenth anniversary of the Effective Date. Thereafter, unless terminated early in accordance with this Article 5, this Agreement will renew for additional successive five year terms (each, a “Renewal Term”), unless either Party notifies the other Party in writing at least [***]in advance of the end of the then-current term that it does not desire to renew this Agreement.

5.2
Termination Rights. Either Party will be entitled to terminate this Agreement in accordance with Sections 3.4.3, 5.3, 5.4, 5.5, 5.6, 5.8, 5.9, 5.10 or 10.13, and the Parties will enter into the wind-down period set forth in Section 5.11 upon the effective date of

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termination. Either Party’s termination of this Agreement will be without prejudice to any rights or liabilities that accrued under this Agreement prior to termination.

5.3	Termination for Convenience. At any time [***], either Party may terminate this Agreement for convenience [***] written notice to the other Party, [***].

5.4
Termination for Cause. Either Party may terminate this Agreement [***] written notice to the other Party upon a Material Default by the other Party, unless within such [***], the other Party cures its Material Default to the Party’s reasonable satisfaction.

5.5
Termination for Force Majeure. Either Party may terminate this Agreement upon written notice to the other Party upon a Force Majeure Event with respect to the other Party, which Force Majeure Event (i) has prevented such other Party from performing its material obligations under this Agreement for at least [***], and (ii) has a material adverse effect on the terminating Party.

5.6	Termination for Change of Control or Acquisition. Commencing on the Implementation Date, the following terms shall apply:

5.6.1	[***]

5.6.2	[***]

5.7	Termination Fees.

5.7.1
Termination for Convenience Fee. In the event either Party terminates the Agreement in accordance with Section 5.3, the terminating Party will pay, by wire transfer of immediately available funds on the effective date of any such termination, the non-terminating Party a termination fee (a “Termination for Convenience Fee”) as follows, with the applicable year measured according to the date on which the termination notice is provided:

Agreement year measured from the Effective Date	Termination for Convenience Fee
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

5.7.2
Exclusivity Termination Fee. In the event either Party terminates this Agreement pursuant to Section 5.4 due to the other Party’s breach of its exclusivity obligations under the Related Agreements, the breaching Party will pay, by wire transfer of immediately available funds on the effective date of any such termination, the non-breaching Party a termination fee (an “Exclusivity Termination Fee”) as follows, with the applicable year measured according to the date on which the termination notice is provided:

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Agreement year measured from the Effective Date	Exclusivity Termination Fee
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

During any Renewal Term, the Exclusivity Termination Fee for the [***]the Renewal Term would be [***], for the [***], for the [***], and for the [***].

5.7.3
Subsequent Exclusivity Termination Fee. In the event (i) this Agreement is terminated pursuant to Section 5.3 for convenience, and (ii) the Party terminating the Agreement for convenience enters into a relationship with a third party within the earlier of (a) [***]and (b) the end of the then-current term if the Agreement had not been terminated that would have been a breach of such Party’s exclusivity obligations under the Related Agreements if entered into prior to termination of the Related Agreements, then in addition to the Termination for Convenience Fee, such Party shall also pay the other Party a Subsequent Exclusivity Termination Fee by wire transfer of immediately available funds on the effective date of any such relationship. The “Subsequent Exclusivity Termination Fee” paid by the terminating Party in accordance with this Section 5.7.3 shall be an amount equal to (a) the amount set forth in Section 5.7.2 applicable to the year in which the deemed breach of exclusivity occurs, minus (b) the amount of the Termination for Convenience Fee received by the non-terminating party.

In the event (i) this Agreement is terminated pursuant to Section 5.4 for breach (other than for a breach of exclusivity), and (ii) the non-terminating Party enters into a relationship with a third party within the earlier of (a) [***]and (b) then end of the then-current term if the Agreement had not been terminated that would have been a breach of such Party’s exclusivity obligations under the Related Agreements if entered into prior to termination of the Related Agreements, then in addition to any remedies the non-terminating Party paid as the remedy for the breach, the non-terminating Party shall pay the other Party a Subsequent Exclusivity Termination Fee by wire transfer of immediately available funds on the effective date of any such relationship. The “Subsequent Exclusivity Termination Fee” paid by the non-terminating Party in accordance with this Section 5.7.3 shall be an amount equal to (a) the amount set forth in Section 5.7.2 applicable to the year in which the breach of exclusivity occurs, minus (b) amounts received by the non-breaching Party as the remedy for the breach.

5.7.4
M&A Termination Fee. In the event either party terminates due to a Change of Control or Acquisition in accordance with Section 5.6, the termination fee payable shall be an amount equal to (i) [***]if the Agreement is terminated pursuant to Section 5.6.1, or (ii) [***]if the Agreement is terminated pursuant to Section 5.6.2 (each, as applicable, the “M&A Termination Fee”).

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5.7.5
Contract Rejection Fee. In the event either Party successfully rejects this Agreement and the Related Agreements in any bankruptcy proceeding, the rejecting Party will pay, by wire transfer of immediately available funds on the effective date of any such rejection, the other Party a termination fee (a “Contract Rejection Fee”) as follows, with the applicable year measured according to the date on which the rejection of this Agreement and the Related Agreements is effective:

Agreement year measured from the Effective Date	Contract Rejection Fee
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

During any Renewal Term, the Contract Rejection Fee for the [***]the Renewal Term would be [***], for the [***], for the [***], and for the [***].

5.7.6
The parties acknowledge and agree that the Termination Fees are intended to be a non-punitive, fair and partial approximation of both (a) the amounts the Party receiving the Termination Fee has incurred to engage in and foster the NEA (e.g., costs of implementing new Services) as well as (b) the anticipated benefits the Party receiving the Termination Fee would have been likely to receive. The Parties agree that the Termination Fee constitutes liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration.  Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement is terminated by either Party and the Termination Fee is paid to the non-terminating Party pursuant to this Section 5.7, then the payment to the non-terminating Party of the Termination Fee shall be the sole and exclusive remedy of the non-terminating Party and its Affiliates and Franchisees for any loss suffered by such Party ~~a~~nd its Affiliates and Franchisees as a result of a breach by the other Party or its Affiliates or Franchisees of its obligations under the Related Agreement and the terminating Party shall have no right to, and agrees not to seek any money damages, whether in contract, tort or otherwise from the non-terminating Party or its Affiliates or Franchisees with respect to a breach of the terminating Party’s obligations under the Related Agreements.

5.7.7
Each Party acknowledges and agrees that the covenants and agreements set forth in this Section 5.7 are an integral part of the transactions contemplated by this Agreement and without these covenants and agreements, the Parties would not have entered into this Agreement. Accordingly, if the Party that owes the Termination Fee fails to pay the Termination Fee in a timely manner, and, in order to obtain such payment, the receiving Party makes a claim that results in a judgment against the paying Party, the paying Party will also pay to the receiving Party that Party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

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5.8
Termination for Insolvency or Cessation of Operation. In the event of the dissolution, liquidation, winding up (or equivalent action) of one of the parties, or the failure by one of the parties to maintain its corporate existence, either in whole or with respect to a substantial portion of its business, or the cessation of operations of one of the parties for a period of more than ten days, the suspension or revocation of a party’s authority to operate as an airline for a period of more than [***]the filing by a party for bankruptcy protection (such as a Chapter 7 or Chapter 11 filing, subject to the exception for solvent reorganization as set forth below), the other party will be entitled to terminate this Agreement immediately upon delivery of written notice. Notwithstanding the foregoing, if a party undergoes solvent reconstruction or reorganization following which the reconstructed or reorganized entity owns all or substantially all of the assets owned by such party prior to the solvent reconstruction or reorganization, the other party will only have a right to termination under this Section 5.8 if as part of the bankruptcy or insolvency process a Competent Authority mandates, or such party elects to make, material changes in the current or future business operations of the party engaged in such process and the impact of those mandated or elected changes has a material adverse effect on the other party in connection with the NEA (e.g., if the party undergoing such reconstruction or reorganization is required to reduce the amount of flying to the NEA Airports by a greater proportional amount than its overall reduction in flying across its network); provided, however, that if a party going through reorganization has only elected (and is not mandated) to make changes that the other party believes have such a material adverse effect, the party seeking to terminate the Agreement must first notify the electing party that it views such changes to have such material adverse effect and the parties will negotiate in good faith if alternatives would have a different outcome. If, as a result of such negotiations, the reorganizing party elects not to make such changes (or other changes that would have a material adverse effect on the non-reorganizing party), then the non-reorganizing party cannot terminate the Agreement under this Section 5.8.

5.9
Termination for Governmental Actions. In the event that, as a result of any action of a Competent Authority, the NEA cannot be fully implemented in accordance with Section 1.3, or any material part of this Agreement or any of the Related Agreements is, or becomes, or will be declared illegal, invalid or unenforceable in any jurisdiction, or as a result of such action a Party determines in its sole discretion that a Burdensome Condition has been created, the Parties agree to promptly discuss the impact of the action and whether or not there are commercially workable solutions to modify this Agreement or the Related Agreements, or take other action to remove or otherwise resolve such regulatory or governmental issues, or address such illegality, invalidity or unenforceability, in good faith. If either Party determines in its sole discretion that no modification or change to this Agreement or the Related Agreements is feasible or that any resulting Burdensome Condition cannot be adequately alleviated, that Party may terminate this Agreement upon 30 days’ prior written notice to the other Party (such notice to be given no later than 30 days after the date such Party declares that no modification or change is feasible or that the resulting Burdensome Condition cannot be adequately alleviated). Notwithstanding the foregoing, if a Competent Authority declares this Agreement or the Related Agreements to be illegal and there is no commercially feasible way to render the Agreement or the Related Agreements legal, then the Parties shall immediately terminate this Agreement and the Related Agreements.

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5.10
Termination for Delay in Implementation. If the Implementation Date has not occurred by [***], either Party may terminate this Agreement and all Related Agreements in full upon written notice to the other Party.

5.11	Effect of Termination.

5.11.1
Upon termination, including pursuant to Section 3.4.3, each Party agrees to provide reasonable assistance to the other Party to wind down the NEA. The Agreement will be in effect during a wind-down period not to exceed 12 months but only for purposes of this Section 5.11. This wind-down period is intended solely to fulfill existing bookings under applicable Related Agreements, and to minimize disruption to operations and to passengers as a result of the termination. Promptly upon receipt or provision of notice of termination, each Party may immediately implement restrictions preventing further bookings on flights such Party operates and may immediately cease marketing flights operated by the other Party. Each Party will use its commercially reasonable efforts to minimize any disruption caused to customers and to mitigate the costs incurred by the Parties on termination or expiration of this Agreement. Each Party will return, terminate the lease of or otherwise end its use of, all slots of the other Party that it shared with, or leased or subleased from the other Party in accordance with Appendix C, as well as all gates of the other Party that it is then currently using. The Parties agree to discuss in good faith and implement as mutually-agreed any actions needed to effectuate the termination of this Agreement no later than at the end of the notice period.

5.11.2
The terms of the MGIA and all provisions of this Agreement will continue with respect to the NEA Services during any termination notice period (that period being the time from provision of notice until the completion of the time period stated in this Agreement associated with the nature of termination). In addition, the MGIA will survive for any period required to complete the audit, reconciliation and payment processes set forth in that agreement that apply to any period during which the NEA Services under this Agreement were flown.

5.11.3
If either Party terminates this Agreement, the MGIA will also automatically terminate (subject to Section 5.11.2). In addition, the terminating Party would have the option to terminate one or more of the other Related Agreements. If the non-terminating Party objects to the terminating Party’s election, it shall notify the terminating Party and the Parties agree to promptly discuss in good faith the termination of the Related Agreements at issue. If the Parties do not reach agreement within [***], any Related Agreements that either Party wants to terminate, will terminate, subject to the wind-down provisions in Section 5.11.1 above.

5.11.4	Sections 1.1, 5.7.3, 5.11, 6, 7, 8, 9, 10.1, 10.5, 10.8, 10.13, Appendix A, Appendix C and Appendix D will survive any termination or expiration of this Agreement.

6	CONFIDENTIALITY

6.1	Except for discussions with, and the provision of this Agreement and the other agreements contemplated hereby to, the relevant Competent Authorities and except as expressly

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provided in this Agreement, neither Party may sell, transfer, publish, disclose, display or otherwise make available the Confidential Information of the other Party to any third party without the prior written consent of the Party whose Confidential Information is at issue, except as may be required by Applicable Law (including requirements by oral questions, interrogatories, subpoenas, civil investigative demands or similar processes), in which case the Party from whom disclosure is sought (the “Disclosing Party”) will promptly notify the other Party (the “Affected Party”). To the extent that the Affected Party objects to the disclosure of its Confidential Information, the Disclosing Party will (at the Affected Party’s expense) use all reasonable efforts to (i) resist making any disclosure of such Confidential Information, (ii) limit the amount of such Confidential Information to be disclosed, and (iii) obtain a protective order or other appropriate relief to minimize the further dissemination of any Confidential Information to be disclosed. In addition, the Parties agree to not disclose the Confidential Information received to any of their respective representatives except on a need-to-know basis for the purposes of implementing and administering this Agreement; provided, however, that prior to any such disclosure the Disclosing Party will inform all such representatives of the confidential nature of the information, and that it is subject to this non-disclosure obligation, and will further instruct such representatives to treat such information confidentially. Each Party agrees to be responsible for any breach of the provisions set forth in this Article 6 by its respective representatives. Neither Party will use the Confidential Information of the other Party for any purpose other than as expressly provided in this Agreement. Without limiting any other provision of this Agreement, the Parties agree not to share competitively sensitive information regarding routes unrelated to the NEA Airports.

6.2
Public announcements relating to this Agreement and the Related Agreements will be made jointly by the Parties in an agreed format and at a time agreed by the Parties. Neither Party will unreasonably withhold its agreement to such format and timing.

6.3
Each Party acknowledges and agrees that each Affected Party will have no adequate remedy at law if there is a breach or threatened breach of this Article 6 and, accordingly, each Affected Party will be entitled to seek an injunction or other equitable or similar preventative relief available under the laws of any jurisdiction against the breaching or potentially breaching Party or its representatives for such breach or threatened breach. Nothing herein will be construed as a waiver of any other legal or equitable remedies which may be available to any Affected Party in the event of a breach or threatened breach of this Article 6 and any Affected Party may pursue any other such remedy, including the recovery of damages.

7	NOTICES

7.1
Any notice or communication required or permitted hereunder must be in writing and sent by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) registered or certified mail, postage prepaid, or electronic transmission with confirmed receipt, addressed as follows:

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To American:
American Airlines, Inc.
1 Skyview Drive
MD 8D202
Fort Worth, Texas 76155
U.S.A.
Attn: Managing Director - Strategic Alliances
Email: anmol.bhargava@aa.com

with a copy to:

American Airlines, Inc.
1 Skyview Drive
MD 8B503
Fort Worth, Texas 76155
U.S.A.
Attn: Deputy General Counsel

Email: legal.notices@aa.com
To JetBlue:
JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, New York 11101
U.S.A.
Attn: Vice President Airline Partnerships
Email: B6AirlinePartnerships@jetblue.com

with a copy to:

JetBlue Airways Corporation
27-01 Queens Plaza North
Long Island City, New York 11101
U.S.A.
Attn: General Counsel
Email: Brandon.Nelson@jetblue.com

or to such other address or to the attention of such other person as the applicable Party hereafter designates by written notice sent in accordance herewith. Any such notice or communication will be deemed to have been given either at the time of personal delivery or, in the case of delivery by service or mail, as of the date of proof of delivery at the address and in the manner provided herein.

8	GOVERNING LAW; VENUE

8.1
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING OUT OF OR DIRECTLY RELATING TO THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THEIR CONFLICT OF LAWS PRINCIPLES) INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

8.2
Any dispute arising out of or in connection with the validity, interpretation, performance or consequences of this Agreement shall be referred to the competent federal district courts in New York City, New York.

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8.3
In addition to any other remedy available to a Party under this Agreement, and without limiting Section 5.7, in the event of a dispute, the non-prevailing Party shall pay the prevailing Party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any suit or proceeding arising from such dispute.

9	CONSEQUENTIAL DAMAGES

9.1
EXCEPT (A) FOR DAMAGES ARISING FROM PERSONAL INJURY OR DEATH, (B) DAMAGES ARISING FROM FRAUD OR GROSS NEGLIGENCE; (C) FOR THE PAYMENT OF THE TERMINATION FEES AS SET FORTH IN SECTION 5.7, AND (D) FOR DAMAGES ARISING FROM THE BREACH OF ANY CONFIDENTIALITY, PRIVACY OR DATA SECURITY OBLIGATIONS, NEITHER PARTY NOR ITS AFFILIATES WILL BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF REVENUE, LOSS OF CONTRACT, LOSS OF ANTICIPATED SAVINGS, OR ANY INDIRECT OR CONSEQUENTIAL LOSS, WHETHER ARISING UNDER THIS AGREEMENT OR THE MUTUAL GROWTH INCENTIVE AGREEMENT, AND WHETHER BASED ON A CLAIM OF CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY, OR ARISING FROM ANY BREACH, OR FAILURE TO PERFORM OR IMPROPER PERFORMANCE UNDER THIS AGREEMENT OR THE MUTUAL GROWTH INCENTIVE AGREEMENT EVEN IF SUCH PARTY OR ITS AFFILIATES KNEW OR SHOULD HAVE KNOWN OF THE EXISTENCE OF SUCH DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY RELEASES AND WAIVES ANY CLAIMS AGAINST THE OTHER PARTY REGARDING SUCH DAMAGES. THE PROVISIONS OF THIS SECTION SHALL NOT APPLY TO ANY RELATED AGREEMENTS OTHER THAN THE MUTUAL GROWTH INCENTIVE AGREEMENT; PROVIDED, HOWEVER, THAT IN THE EVENT ANY OF THE EXCLUSIONS IN SUBCLAUSES (A) THROUGH (D) APPLY, NONE OF THE LIMITATIONS IN THIS SECTION OR ANY RELATED AGREEMENT SHALL APPLY, AND THE NON-BREACHING PARTY SHALL BE FREE TO PURSUE ANY AND ALL REMEDIES AND DAMAGES PERMITTED AT EQUITY AND IN LAW, PROVIDED FURTHER THAT IN ALL CASES, LOST PROFITS DAMAGES MUST BE (I) CONSISTENT WITH AND PROVEN UNDER NEW YORK LAW, AND (II) LIMITED BY THE TERM OF THE AGREEMENT.

10	MISCELLANEOUS

10.1
Data Protection and Privacy. The Parties will each comply with all Applicable Law and regulation regarding privacy and protection of personal data. Without limiting the foregoing, each Party agrees to comply with the Proprietary Rights, Privacy and Data Security Addendum attached hereto as Appendix D, which will survive any expiration or termination of this Agreement.

10.2
Affiliates and Franchisees. To the extent this Agreement or a Related Agreement provides for or contemplates participation of a Party’s Affiliates or Franchisees to comply with the terms of this Agreement or a Related Agreement, the Parties will include such Affiliates and use commercially reasonable efforts to include such Franchisees (including for the avoidance of doubt any future Franchisees) in the activities. If a Party acquires

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or creates a new Affiliate or Franchisee after the Effective Date, the Parties will negotiate in good faith the terms by which the new Affiliate or Franchisee will be included in the NEA. The Parties agree that the inclusion of the other Party’s Affiliates and Franchisees will be pursuant to this Agreement and/or a Related Agreement and will not require the execution of separate subsidiary coordination agreements, except as otherwise agreed by the Parties. If and to the extent the activities contemplated by this Agreement or a Related Agreement include the participation of a Party’s Affiliates or Franchisees, such Party will cause such Affiliates or Franchisees to participate in such activity. The participation of an Affiliate or a Franchisee in such activities will automatically terminate when the Party to which it is affiliated ceases participating in such activities contemplated by this Agreement or a Related Agreement.

10.3
Compliance with Laws and Regulations. Each Party represents, warrants, and agrees that performance of its respective obligations under this Agreement will be conducted in compliance in all material relevant respects with and it will have all required licenses under any Applicable Law.

10.4
Amendment. This Agreement may be amended only by a written instrument signed by both Parties. Execution may be effected by delivery of PDF signature pages and acknowledgement of receipt thereof to the delivering Party.

10.5
Waiver. A Party does not waive any right under this Agreement by failing to insist on compliance with any of the terms of this Agreement or by failing to exercise any right hereunder. Any waivers granted hereunder are effective only if recorded in a writing signed by the Party granting such waiver. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.6
Assignment. Neither Party may assign, novate or transfer or permit the assignment, novation or transfer of this Agreement (or any rights hereunder) without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion.

10.7
Independent Contractor. Each Party is an independent contractor. Nothing in this Agreement is intended or will be construed to create or establish any agency relationship (except to the extent a Party is expressly in writing designated to serve as agent for the other Party), legal partnership, joint venture or any other separate incorporated or unincorporated entity or fiduciary relationship between the Parties in the United States or any other country where provisions of this Agreement may need to be implemented. Neither Party has authority to act for or to incur any obligations on behalf of or in the name of the other Party and neither Party will be liable to any third party for actions of the other Party. Each Party will remain an entirely separate corporate entity and will retain independent decision-making and managerial authority regarding all matters.

10.8
Third parties. This Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns. Subject to Section 10.2, all rights, remedies and obligations of the Parties hereunder will accrue and apply solely to such Parties and their successors and assigns and there is no intent to benefit any third parties.

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10.9
Force Majeure. Neither Party will be liable for delays or failures to perform under this Agreement caused by a Force Majeure Event, provided that no obligation to make a payment will be excused or limited by virtue of any Force Majeure Event.

10.10
Further Assurances. Subject to Applicable Law, each Party will perform such further acts and execute and deliver such further instruments and documents at such Party’s expense, as may be required by Applicable Law or as may be reasonably requested by the other Party to carry out and effectuate the purposes of this Agreement.

10.11	Counterparts. This Agreement may be executed in counterparts, which taken together will constitute one and the same instrument. Execution may be effected by delivery of PDF signature pages.

10.12
Headings; Construction. The headings used in this Agreement are for convenience only and have no interpretive value. This Agreement is the product of negotiations between the Parties and will be construed as if jointly prepared and drafted by them, and no provision hereof will be construed for or against any Party by reason of ambiguity in language, rules of construction against the drafting Party, or similar doctrine. The definitions used in this Agreement will be equally applicable to both the singular and the plural forms of such terms. References in this Agreement to Sections will refer to sections of the main text of this Agreement unless stated otherwise. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and the words “commercially reasonable efforts” will mean “all reasonable but commercially prudent endeavors.”

10.13
Severability. If any provision of this Agreement is determined by any court or governmental authority to be unenforceable, the Parties intend that this Agreement be enforced as if the unenforceable provisions were not present and that any partially valid and enforceable provisions be enforced to the extent that they are enforceable. If, in the reasonable opinion of either Party, any such severance affects the commercial basis of this Agreement, the Party agrees to inform the other Party and the Parties will negotiate in good faith to agree upon modification of this Agreement so as to maintain the balance of the commercial interests of the Parties. If, however, such negotiations are not successfully concluded within 90 days from the date a Party has informed the other Party that the commercial basis has been affected, either Party may terminate this Agreement by giving at least a further 30 days’ prior written notice to the other Party.

10.14
Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement of the Parties with respect to their subject matter and, as of the date first written above, terminate and supersede any prior or contemporaneous agreements, discussions, undertakings and understandings, whether written or oral, expressed or implied, between the Parties with respect to the same subject. Neither Party has entered into this Agreement or the Related Agreements in reliance upon any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made by or on behalf of the other Party, any of its representatives or any other person which is not expressly set out in this Agreement or the Related Agreements.

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NORTHEAST ALLIANCE AGREEMENT – EXECUTION PAGE
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the date first above written.

JETBLUE AIRWAYS CORPORATION

By:    /s/ Scott Laurence
Name: Scott Laurence
Title: Head of Revenue and Planning
Date:

AMERICAN AIRLINES, INC.

By:    /s/ Vasu Raja
Name: Vasu Raja
Title: Chief Revenue Officer
Date:

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APPENDIX A
DEFINITIONS

As used in this Agreement, terms with their initial letters capitalized (or otherwise defined) in the headings, recitals or elsewhere in this Agreement have the meanings ascribed to them below (references herein to Sections refer to sections of the main text of this Agreement unless otherwise noted):
“Acquisition” with respect to a Party occurs if such Party merges with, acquires, consolidates with or gains Control of, any other carrier (or parent or Affiliate of a carrier) through a single transaction or a series of related transaction; except when either (i) such transaction is with an Affiliate of such Party as of the Effective Date or (ii) such transaction constitutes a Change of Control.
“Affected Party” has the meaning set forth in Section 6.1.
“Affiliate” means with respect to any person or entity, any other person or entity, directly or indirectly, as of or after the Effective Date, Controlling, Controlled by, or under Common Control with, such person or entity. Where a Party has an equity interest in another carrier, but does not have Control of the other carrier, the other carrier would not be deemed an “Affiliate.”
“Agreed Route Distances” means the route distances listed in Appendix 3 of the MGIA, which are based upon the Great Circle Distances (as defined in the MGIA) obtained from the U.S. Department of Transportation’s Bureau of Transportation Statistics.
“Agreement” means this Northeast Alliance Agreement, including all Appendices hereto, as may, from time to time, be amended or modified in accordance herewith or therewith.
“Applicable Law” means all applicable laws of any jurisdiction including ordinances, judgments, decrees, injunctions, writs, and orders or like actions of any Competent Authority and the rules, regulations, orders or like actions of any Competent Authority and the interpretations, licenses and permits of any Competent Authority.
“American” has the meaning set forth in the preamble.
“Applicable Date” means, (i) with respect to JFK, (a) prior to any date on which JFK ceases to be Slot Controlled, the Effective Date and (b) following any date on which JFK ceases to be Slot Controlled and subsequently again becomes Slot Controlled, the date on which it becomes subsequently Slot Controlled, (ii) with respect to LGA, (a) prior to any date on which LGA ceases to be Slot Controlled, the Effective Date and (b) following any date on which LGA ceases to be Slot Controlled and subsequently again becomes Slot Controlled, the date on which it subsequently becomes Slot Controlled, (iii) with respect to EWR, (a) the first date on which EWR becomes Slot Controlled and (b) following any date on which EWR ceases to be Slot Controlled and subsequently again becomes Slot Controlled, the date on which it subsequently becomes Slot Controlled and (iv) with respect to BOS, (a) the first date on which BOS becomes Slot Controlled and (b) following any date on which BOS ceases to be Slot Controlled and subsequently again becomes Slot Controlled, the date on which it subsequently becomes Slot Controlled.
A “Burdensome Condition” means an amendment or subsequent agreement necessary to resolve issues, objections or concerns raised by a Competent Authority related to this Agreement or the Related Agreements (or with respect to a Change of Control or Acquisition, as a result of the Change of Control or Acquisition) that would require a Party to make payments or accept commitments, to accept contract terms, to limit its

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operations, to impair any right with respect to the use of its assets or to otherwise affect the Party, in each case, in a manner or to a degree that, after giving effect to the sharing of any burden between the Parties, materially and adversely affects the anticipated benefits to such Party, in the affected Party’s judgment acting reasonably, under the relationships contemplated by this Agreement and the Related Agreements.
“Change of Control” with respect to a Party occurs if (i) such Party agrees to merge with, be acquired by, acquire, consolidate with or come under the Control of, or consummates any of the foregoing transactions, with or into any other person, group or entity through a single or a series of transactions; except when such transaction is with a pre-existing Affiliate of such Party in a single transaction unrelated to other transactions, or where immediately after such merger or consolidation, the shareholders of the Party immediately prior to the merger or consolidation continue to own at least 50% of the common equity of the surviving entity and the shareholders of the transacting Party immediately prior to the transaction continue to have the power, directly or indirectly, to elect a majority of such Party’s board of directors and, if the transacting Party is not the surviving entity, the surviving entity assumes in writing all of the obligations and responsibilities of the transacting Party under this Agreement and the Related Agreements, or (ii) such Party enters into a definitive agreement to sell or otherwise transfer, all or substantially all of its assets to any other person, group or entity except to an existing Affiliate of such Party.
“Codeshare Agreement” means the bilateral Codeshare Agreement to be entered into by the Parties, together with any amendments and successor agreements.
“Codeshared Flight” means any NEA Service on which two or more Parties (or their Affiliates or Franchisees) place their designator codes.
“Competent Authority” means any domestic, foreign or supranational, national, federal, state, county, local or municipal government body, bureau, commission, board, board of arbitration, instrumentality, authority, agency, court, department, minister, ministry, tribunal, official or public or statutory person (whether autonomous or not) asserting jurisdiction over this Agreement or either Party, including, for the avoidance of doubt, the United States Department of Justice and the United States Department of Transportation, or any successor thereto.
“Confidential Information” means (i) all confidential or proprietary information of a Party and its Affiliates, including trade secrets, information concerning past, present and future research, development, business activities and affairs, finances, properties, methods of operation, processes and systems, customer lists, customer information (such as passenger name records or data) and computer procedures and access codes, and (ii) the terms and conditions of this Agreement and the Related Agreements and any reports, invoices or other communications between the Parties given in connection with the negotiation or performance of this Agreement or the Related Agreements, and (iii) excludes (A) information already in a Party’s possession prior to its disclosure by the other Party, (B) information obtained from a third person or entity that is not prohibited from transmitting such information to the receiving Party as a result of a contractual, legal or fiduciary obligation to the Party whose information is being disclosed, (C) information that is or becomes generally available to the public, other than as a result of disclosure by a Party in violation of this Agreement, and (D) information that has been or is independently acquired or developed by a Party, or its Affiliate, without violating any of its obligations under this Agreement.
“Contract Rejection Fee” has the meaning set forth in Section 5.7.5.
“Control” (which will be deemed to refer interchangeably to “Controlling,” “Controlled by” and “under Common Control with”) means the power of any person or persons acting as a group, directly or indirectly, to direct or cause the direction of the management and policies of another person, group or entity, whether

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through the ownership of voting securities or by contract or otherwise. Where a Party to this Agreement is a shareholder in another carrier, but absent Controlling other shareholders or being under Common Control with other shareholders in the carrier, the Party cannot unilaterally direct or cause the direction of management and policies of the carrier, then that Party will not be deemed to “Control” such carrier for purposes of this Agreement.
“Disclosing Party” has the meaning set forth in Section 6.1.
“Effective Date” has the meaning set forth in the preamble.
“Equity Value” means, with respect to a Change of Control or Acquisition, the aggregate market value of all of the outstanding equity of the transacting Party, which shall be calculated as an amount equal to the product of (i) all of the outstanding equity of the transacting Party as of the close of business on the business day immediately preceding the public announcement of the transaction by the transacting party multiplied by (ii) the daily volume weighted average price of the common stock of the transacting Party (as reported by Bloomberg Financial Markets or, if Bloomberg Financial Markets is not then reporting such prices, by a comparable reporting service reasonably agreed by the Parties) on the 30 trading day period ending on the close of business on the business day immediately preceding the public announcement of the transaction by the transacting party.
“European Region” means the region comprised of the member states of the European Union, as well as the United Kingdom, Iceland, Norway and Switzerland.
“Exclusivity Termination Fee” has the meaning set forth in Section 5.7.2.
“Force Majeure Event” means acts of God, war, acts of terrorism, sabotage, natural disaster, strike, lockout, labor dispute, work stoppage, fire, serious accident, epidemic, pandemic or quarantine restriction, acts of government or any other cause, whether similar or dissimilar, beyond the reasonable control of a Party.
“Franchisee” means in relation to a Party, another carrier, other than an Affiliate of such Party, that (i) operates certain flights exclusively for such Party pursuant to a capacity purchase agreement, or (ii) operates under such Party’s operating certificate and when doing so, uses the service standards and the branding or paint scheme of such Party (or for American, the “American Eagle” branding). As of the Effective Date, there are no Franchisees of JetBlue, however, should JetBlue add Franchisee carriers in the future, American will be informed in advance and this definition will be amended to include such Franchisees, and Republic Airways Inc., SkyWest Airlines, Inc., and Mesa Airlines, Inc. are the Franchisees of American solely with respect to flights they operate for American.
“Frequent Flyer Program Agreement(s)” means the AAdvantage Participating Carrier Agreement and the TrueBlue Participating Carrier Agreement, each to be entered into by the Parties, and any amendments or successor agreements.
“Functional Committee” means standing or temporary committees appointed by the Management Committee in accordance with Section 4.2.
“IATA” means the International Air Transportation Association.
“Impacted Party” has the meaning set forth in Section 3.4.2.1.
“Implementation Date” has the meaning set forth in Section 1.4.

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“JetBlue” has the meaning set forth in the preamble.
[***]
“Lounge Access Agreement” means the Lounge Access Agreement to be entered into by the Parties, and any amendments or successor agreements.
“M&A Termination Fee” has the meaning set forth in Section 5.7.4.
“Major U.S. Carrier” means [***].
“Management Committee” means a joint management committee to oversee the NEA appointed by the Parties in accordance with Section 4.1.
“Material Default” means a Party’s failure to perform or observe any term of this Agreement or a Related Agreement which, individually or collectively with any other such failure by such Party would (or would reasonably be expected to) materially and adversely affect the collective benefits to the other Party under all of such agreements considered as a whole over the remaining terms of such agreements.
“Mutual Growth Incentive Agreement” or “MGIA” has the meaning set forth in the Recitals.
“NEA” has the meaning set forth in the Recitals.
“NEA Airports” means the following airports: Boston Logan International Airport (BOS), John F. Kennedy International Airport (JFK), LaGuardia Airport (LGA) and Newark Liberty International Airport (EWR).
“NEA Routes” means [***]
“NEA Services” means all Scheduled Passenger Services of the Parties and their Affiliates and Franchisees flying on the NEA Routes.
“Non-Maintaining Party” has the meaning set forth in Section 3.4.2.1.
“Non-Major U.S. Carrier” means an airline carrier that is not a Major U.S. Carrier.
“oneworld Alliance” means the multilateral global airline alliance branded as such, or any successor thereto.
“Related Agreements” has the meaning set forth in Section 1.2.
“Renewal Term” has the meaning set forth in Section 5.1.
“Scheduled Passenger Service” means any Service that is published for display and sale to the public (either directly or through industry agents or other approved intermediary Parties) in industry schedule information systems and airline/airport operational systems with Service Type “J,” as defined in the IATA Standard Schedules Information Manual, Appendix C.
“Services” means any and all flights operated by a Party or any of its Affiliates and Franchisees.
[***]

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“Slot Controlled Airport” means, as of any date of determination, any of JFK, LGA, EWR or BOS to the extent that such airport is subject to regulations relating to use and allocation of slots that are substantially equivalent to IATA Level 3 as of such date of determination. As of the Effective Date, JFK and LGA are the only airports subject to this Agreement that are Slot Controlled Airports. “Slot Holdings” means, as of any date of determination with respect to either Party and any Slot Controlled Airport, the number of slots owned or otherwise held by such Party and its Affiliates at such Slot Controlled Airport as of such date and shall exclude any slots (i) leased or licensed from a third party or held on a short term or temporary basis, (ii) - leased, licensed or otherwise temporarily transferred to such Parties’ codeshare, interline or alliance partners, (iii) leased, licensed or otherwise temporarily transferred to the other Party and (iv) leased, licensed or otherwise temporarily transferred to any other party for a contractual term of two comparable travel seasons or less; provided that, any slot owned or otherwise held by either Party as of any Applicable Date at any applicable Slot Controlled Airport that is sold or otherwise permanently transferred to the other Party during the term of this Agreement shall be deemed to be part of the original Party’s Slot Holding at all times for purposes of Section 3.4.
“Slot Maintenance Threshold” has the meaning set forth in Section 3.4.2.3.
“Special Prorate Agreement” means the Special Prorate Agreement to be entered into by the Parties, and any amendments or successor agreements.
“Subsequent Exclusivity Termination Fee” has the meaning set forth in Section 5.7.3.
“Termination Fee” means the Termination for Convenience Fee, the Exclusivity Termination Fee, the Subsequent Exclusivity Termination Fee, the M&A Termination Fee or the Contract Rejection Fee, as applicable.
“Termination for Convenience Fee” has the meaning set forth in Section 5.7.1.

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APPENDIX B
FREQUENT FLYER PARTICIPATION AGREEMENTS - SUMMARY OF TERMS

Summary of Agreement
American and JetBlue will enter into mutual frequent flyer program participation agreements (each a “Frequent Flyer Participation Agreement”) on a reciprocal basis pursuant to which each Party will be permitted to participate in the other Party’s frequent flyer loyalty program (American’s AAdvantage Program and JetBlue’s TrueBlue Program, respectively) such that each Party’s frequent flyer program members (“Program Members”) will be able to (i) earn loyalty program miles by travelling on the other Party’s flights system wide, and (ii) redeem their loyalty program points for award travel on the other Party’s flights systemwide.

Accrual Eligibility
Each Party will allow the other Party’s Program Members to accrue frequent flyer program mileage/points by purchasing travel on the original Party’s eligible accrual flights. The Parties will define in the Frequent Flyer Participation Agreement which of such Party’s flights are eligible for accrual (“Accrual Flights”), and the rate at which accrual miles or points will accrue for each type of flight (which will vary based on the class of service purchased, the marketing airline of such flight, and certain other flight specific factors).

Accrual Fees
The Parties will negotiate in good faith the cost per frequent flyer program mile/point each Party will pay to the other Party for each accrual mile or point that is accrued on its Accrual Flights by the other Party’s Program Members.

Award Travel
Each Party will allow the other Party’s Program Members to redeem frequent flyer program miles or points for travel on the original Party’s eligible award travel flights. The Parties will define in the Frequent Flyer Participation Agreements which of such Party’s flights are eligible for such redemption (“Award Flights”).

Award Travel Fees	The Parties will negotiate in good faith the amounts payable by each Party for each Award Flight ticket that is redeemed, issued and flown by its Program Members on the other Party’s Award Flight.
Reporting
The Parties will report regularly (weekly/monthly) with information to facilitate calculation of payments, mileage accruals and award travel redemption. Each Party will cooperate to reconcile any discrepancies in any reporting, and to permit the other Party to perform audits to verify the accuracy of any delivered reports.

Term and Termination
Each Frequent Flier Participation Agreement will have a perpetual term, except that subject to the clause below regarding termination as it relates to the NEA Agreement, [***], unless sooner terminated in accordance with its terms.

Neither Party may terminate a Frequent Flier Participation Agreement without cause as provided above effective prior to the effective date of termination of the NEA Agreement. The Frequent Flier Participation Agreements will also specify (a) a right to terminate the agreements if the NEA Agreement is terminated, and (b) a mechanism by which the Parties will negotiate whether to keep these agreements in effect if the NEA Agreement is terminated.

Exclusivity	[***].

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APPENDIX C
SLOT USAGE AND MAINTENANCE TERMS
This Appendix sets forth the terms and conditions pursuant to which each Party may temporarily lease or sublease Slots (as defined below) to the other Party at the NEA Airports from time to time during the term of the Agreement. Any capitalized term used but not defined in this Appendix C shall have the meaning set forth elsewhere in the Agreement.
1.         Definitions. For purposes of this Appendix C, the term:
“DOT” shall mean the United States Department of Transportation and any successor thereto.
“FAA” means the Federal Aviation Administration of the United States Department of Transportation or any successor agency.
“Governmental Agency” means each national, federal, state, county, local or municipal governmental or regulatory agency, department, commission, authority, board, bureau, body, board of arbitration, court, instrumentality or minister, ministry, official or public or statutory person (whether autonomous or not) having or asserting jurisdiction over this Agreement or the Parties or subject matter hereto, including the Port Authority of New York and New Jersey.
“Leased Slot” has the meaning set forth in Section 2.
“Lien” means any lien, mortgage, pledge, claim or other similar encumbrance.
“Providing Party” has the meaning set forth in Section 2.
“Receiving Party” has the meaning set forth in Section 2.
“Slot” means the right and operational authority to conduct a landing or take-off operation at a specific time or during a specific time period at such airport, including, without limitation, slots, arrival authorizations and operating authorizations, whether pursuant to FAA or DOT regulations or orders pursuant to Title 14, Title 49 or other federal statutes or regulations now or hereinafter in effect.
“Slot Lease” has the meaning set forth in Section 2.
“Slot Regulations” means, FAA or DOT Orders, regulations or statutes then in effect at the time of a proposed Slot Lease including, but not limited to: (i) with respect to John F. Kennedy International Airport, the FAA Order “Limiting Scheduled Operations at John F. Kennedy International Airport,” as amended, originally issued January 15, 2008, most recently extended on September 11, 2018, and any subsequent similar notices; (ii) with respect to New York LaGuardia Airport, the FAA Order “Operating Limitations at New York LaGuardia Airport,” as amended, originally issued December 13, 2006, most recently extended on September 11, 2018, and any subsequent similar notices; and (iii) with respect to Newark Liberty International Airport, those policies described in FAA’s “Notice of Submission Deadline for Schedule Information for Newark Liberty International Airport for the Summer 2020 Scheduling Season,” issued September 27, 2019, and any subsequent similar notices.
“Slot Term” has the meaning set forth in Section 4.

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“Use Provisions” means the FAA “use-or-lose” provisions and shall include any future statutory or regulatory amendments to such provisions or successor or replacement orders, notices, statutes, FAA actions or regulations related thereto.
2.     Agreement. Subject to the conditions precedent set forth in Section 5 of this Appendix, and pursuant to the terms and conditions of this Appendix, each Party (the “Providing Party”) shall from time to time temporarily lease or sublease Slots (each Slot so leased or subleased a “Leased Slot”) to the other Party (the “Receiving Party”) as agreed by the Parties in furtherance of the NEA activities pursuant to a lease agreement (each a “Slot Lease”) in the form attached as Schedule 1 to this Appendix C. Notwithstanding anything in this Appendix or any Slot Lease to the contrary, each Party as the Providing Party shall retain all rights as owner or holder or primary or head lessor, as applicable, of each Leased Slot subject to a Slot Lease and no transfer of title shall be effected pursuant to this Appendix or any Slot Lease. The Receiving Party agrees to use and maintain any Leased Slots in accordance with the Use Provisions.
3.     Remuneration. Given the Parties’ relationship contemplated by the Agreement, the Receiving Party shall not be obligated to pay the Providing Party any remuneration for use of any applicable Leased Slots during the term of the Agreement; provided, that, the Receiving Party maintains and uses the applicable Leased Slots in accordance with the Use Provisions.
4.     Slot Term. Unless otherwise limited by Slot Regulations, the term of each Slot Lease shall end on the earlier of (i) the last day of the IATA Season that commences immediately after the date such Slot Lease becomes effective and (ii) the “Lease End Date” set forth in the applicable Slot Lease (with respect to each Leased Slot, the “Slot Term”). If the Receiving Party does not use and maintain a Slot it receives under this Agreement in accordance with the Use Provisions or any other applicable Slot Regulation or anticipates that it will be unable to do so, the Receiving Party shall promptly return such Slot or Slots to the Providing Party. Notwithstanding anything to the contrary in this Appendix, any Slot Lease or the Agreement, each Slot Lease and the provisions with respect to each Slot set forth in this Appendix shall be subject and subordinate to the rights of any secured parties, collateral agent, collateral trustee or other applicable financing party or financing party representative with respect to any secured obligation of the applicable Providing Party pursuant to which any applicable Slot has been pledged as, or becomes, collateral from time to time; provided that, in the event of any enforcement or foreclosure by any such financing party, the applicable Receiving Party shall be permitted to continue to use the applicable Leased Slots pursuant to the terms of the applicable Slot Lease until the end of the related Slot Term.
5.     Conditions Precedent.

a.
Effectiveness of the slot arrangements contemplated by this Appendix are subject to the receipt of all required consents and approvals necessary for the consummation of the transaction as set forth herein, including any of the foregoing required by the FAA or other applicable Governmental Authority.

b.
Effectiveness of each Slot Lease is subject to the receipt of all required consents and approvals necessary for the consummation of the transaction as set forth herein, including any of the foregoing required by the FAA or other applicable Governmental Authority.

c.	Each Party shall use commercially reasonable efforts to satisfy the conditions precedent to the effectiveness of these slot arrangements and the effectives of each Slot Lease.
6.     Governmental Filings. Each Party shall promptly file with each applicable Governmental Agency any required applications for approval, waiver or consent for consummation of the transactions contemplated

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by this Agreement, including but not limited to any filings required by the FAA. Each Party agrees to use its reasonable business efforts to take, or cause to be taken, and to assist and cooperate with the other Party in obtaining all necessary actions, waivers, consents and approvals from the FAA and other Governmental Agencies for the transactions contemplated by this Agreement.
7.     Transfer Prohibited. Each Party agrees and covenants that during the term of the Agreement, it shall not return to the FAA, trade, rent, lease, slide, sell, encumber in any manner whatsoever or otherwise transfer the Leased Slots it receives from the Providing Party, without the prior written consent of the Providing Party. In the event the Receiving Party subleases or transfers a Leased Slot it has received from the Providing Party to any person or entity contrary to the terms of this provision then such action shall be deemed null and void and the Receiving Party shall promptly return such Leased Slots to the Providing Party.
8.     Loss of a Slot.

a.
If the FAA or any other applicable Governmental Agency recalls, withdraws, takes control of or otherwise restricts use of any Leased Slot for any reason, provided action and such withdrawal or restriction is not the result of or in connection with (i) a failure by the Receiving Party to comply with the Use Provisions or other applicable Slot Regulations, or (ii) a breach of the Agreement, then (A) the Management Committee will determine an equitable accommodation, including substituting alternative slots, in the best interests of the NEA, and (B) neither Party shall have any liability to the other as a result of such withdrawal or restriction.

b.
If the cause for the loss or restriction on a Leased Slot is because of (i) non-compliance by the Receiving Party with the Use Provisions or any other Slot Regulation or (ii) a breach of the Agreement, the Receiving Party shall transfer to the Providing Party, without cost to the Providing Party, a substitute Slot (at the same airport as the airport to which such Leased Slot relates) for each affected Slot. Each such substitute Slot shall be of the same frequency as the applicable Leased Slot and within one hour variation of the applicable Leased Slot. In the event that the Receiving Party is unable to transfer a substitute slot to the Providing Party within three months after the recall, withdrawal, taking of control of or other restriction by the appropriate governing authority of the use of a Leased Slot because of non-compliance by the Receiving Party with the Use Provisions, then the Receiving Party shall pay to the Providing Party as liquidated damages, by wire transfer of immediately available funds, the then-current fair market value of the affected Leased Slot and upon such payment, this Agreement shall terminate as to such Leased Slot. The fair market value shall be determined by a mutually acceptable appraiser within ten business days after the expiration of such three month period (each of American and JetBlue shall assist the slot appraiser in finalizing such determination within such ten day period) and the Receiving Party shall pay such fair market value within five days after such determination.

9.     Effects of Termination. Upon the expiration or termination of the Agreement, each Party shall terminate the lease or sublease of or otherwise end its use of, all Slots leased or subleased from the Providing Party and take all actions reasonably necessary to facilitate the resumption of the Providing Party’s sole use of such Slots at the earliest commercially reasonable date following the termination of this Agreement, but in any event, no later than the end of the next full season following the effective date of termination or expiration. Upon the expiration or termination of any Slot Lease, the Receiving Party will take all actions reasonably necessary to facilitate the resumption of the Providing Party’s sole use of the applicable Leased Slots promptly following the date of termination or expiration thereof.

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Schedule 1
[Form of] Slot Lease Agreement
[***]

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APPENDIX D
PROPRIETARY RIGHTS, PRIVACY AND DATA SECURITY ADDENDUM

American Airlines, Inc. and its Affiliates (solely for purposes of this Addendum, collectively, “American”) and JetBlue Airways Corporation and its Affiliates (solely for purposes of this Addendum, collectively, “JetBlue,” and together with American, the “Parties,” and each a “Party”) have invested extensive time, money and specialized resources into developing, collecting and establishing their respective tangible and intangible proprietary assets. This Proprietary Rights and Data Security Addendum (this “Addendum”) identifies and acknowledges each Party’s respective proprietary rights, establishes baseline commitments regarding data privacy and security and represents a set of standard terms applicable to service providers and business partners when they enter into contracts with a Party. Capitalized terms used in this Addendum are defined in this Addendum unless otherwise expressly stated in this Addendum. In the event of a conflict between the terms of this Addendum and the rest of the Northeast Alliance Agreement to which this Addendum is attached (the “Agreement”), or in the event of any duplication in terms or definitions in this Addendum, the terms of this Addendum will override and only the definitions in this Addendum will be used in interpreting this Addendum. American and JetBlue are each responsible for ensuring compliance with the terms of this Addendum by its employees, agents and contractors and all of the restrictions and obligations in this Addendum that apply to American and JetBlue respectively, including all confidentiality and data privacy and security obligations, should be read as also applying to each Party’s employees, agents and contractors. All references to contractors in this Addendum will include subcontractors, but each Party is still required to comply with any limitations on subcontracting that may be contained in a Related Agreement (as defined in the Agreement) and this Addendum. The term “including” or “includes” means including without limiting the generality of any description to which such term relates.
I.PROPRIETARY RIGHTS.
A.JetBlue Marks, Patents and Copyrights. All of JetBlue’s trademarks, trade names, service marks, logos, symbols, images, trade dress and JetBlue Identifiers (collectively, the “JetBlue Marks”), JetBlue’s inventions and patent rights (“JetBlue Patents”), and copyright works created by or for JetBlue and/or that may bear JetBlue’s copyright notice (the “JetBlue Copyright Works”), are part of JetBlue’s intellectual property and are owned solely and exclusively by JetBlue. “JetBlue IP” means collectively, JetBlue Marks, JetBlue Patents, JetBlue Copyright Works, JetBlue trade secrets and confidential information, and any intellectual property rights in and to any of the foregoing. JetBlue IP also includes all of the foregoing that pertain to Affiliates of JetBlue Airways Corporation, including other airline brands owned or operated by such Affiliates or JetBlue Airways Corporation. More information about JetBlue IP is available on https://brandfolder.com/s/qdeqsd-ezddgo-7cmxn0. Except for any express permissions in a Related Agreement, American may not use or reproduce JetBlue IP. If American is granted permissions to use JetBlue Marks, then American agrees to go to https://brandfolder.com/s/qdequr-b72zu0-2r25e4 to download the .jpeg of the approved JetBlue Marks and to comply with the JetBlue design guidelines and the further terms and conditions posted on https://brandfolder.com/s/qdeqsd-ezddgo-7cmxn0. American agrees not to (i) use or register any domain name that is identical to or confusingly similar to any of the JetBlue Marks, (ii) create, acquire, license, or support any internet keyword or search term that contains any JetBlue Marks or other JetBlue IP, or (iii) collect, use or reproduce JetBlue Identifiers, or combine JetBlue Identifiers with other data, unless such collection, use or reproduction has been expressly authorized by JetBlue in an affirmative statement or writing from JetBlue.
B.American Marks, Patents and Copyrights. All of American’s trademarks, trade names, service marks, logos, symbols, images, trade dress and American Identifiers (collectively, the “American

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Marks”), American’s inventions and patent rights (“American Patents”), and copyright works created by or for American and/or that may bear American’s copyright notice (the “American Copyright Works”), are part of American’s intellectual property and are owned solely and exclusively by American. “American IP” means collectively, American Marks, American Patents, American Copyright Works, American trade secrets and confidential information, and any intellectual property rights in and to any of the foregoing. American IP also includes all of the foregoing that pertain to Affiliates of American Airlines, Inc., including other airline brands owned or operated by such Affiliates or American Airlines, Inc. More information about American IP is available on https://www.AA.com. Except for any express permissions in a Related Agreement, JetBlue may not use or reproduce American IP. If JetBlue is granted permissions to use American Marks, then JetBlue agrees to go to https://brand.aa.com/login/ to download the .jpeg of the approved American Marks and to comply with the American Airlines design guidelines and the further terms and conditions posted on https://brand.aa.com/login/. JetBlue agrees not to (i) use or register any domain name that is identical to or confusingly similar to any of the American Marks, (ii) create, acquire, license, or support any internet keyword or search term that contains any American Marks or other American IP, or (iii) collect, use or reproduce American Identifiers, or combine American Identifiers with other data, unless such collection, use or reproduction has been expressly authorized by American in an affirmative statement or writing from American.
C.Trade Secrets, Confidential Information and Data Security. Both Parties rely on many trade secrets and types of confidential information. American Data is confidential information of American and in many instances this information is protected as a trade secret. JetBlue Data is confidential information of JetBlue and in many instances this information is protected as a trade secret. The Agreement includes details regarding the Parties’ confidentiality obligations. In addition to any obligations set forth in Article 6 of the Agreement, each Party must each comply with all the requirements set forth in this Addendum, including the Schedules to this Addendum.
D.JetBlue Data. As between American and JetBlue (i.e., without addressing rights of third parties), JetBlue Data is solely owned by JetBlue, including all rights, title and interest in and to JetBlue Data. Except for any Permitted Data Uses in the Related Agreements, American may not use, edit, modify, create derivatives, combinations or compilations of, combine, associate, synthesize, re-identify, reverse engineer, reproduce, display, distribute, disclose, sell or otherwise Process any JetBlue Data. American agrees not to breach any restrictions, if any, that apply to Other JetBlue Data in the Related Agreements or any other agreements to which American is a party. In consideration of the business relationship established by the Related Agreements, American agrees not to use JetBlue Data or Other JetBlue Data in a manner that is harmful to JetBlue. American is not authorized to agree to third party terms and conditions that would assign, transfer, or license JetBlue Data, Other JetBlue Data or JetBlue’s proprietary rights in JetBlue Data or Other JetBlue Data to a third party or otherwise negatively impact JetBlue’s proprietary rights to JetBlue Data or Other JetBlue Data, unless such third party arrangements are identified as being Permitted Data Uses and have been approved by JetBlue.
E.American Data. As between JetBlue and American (i.e., without addressing rights of third parties), American Data is solely owned by American, including all rights, title and interest in and to American Data. Except for any Permitted Data Uses in the Related Agreements, JetBlue may not use, edit, modify, create derivatives, combinations or compilations of, combine, associate, synthesize, re-identify, reverse engineer, reproduce, display, distribute, disclose, sell or otherwise Process any American Data. JetBlue agrees not to breach any restrictions, if any, that apply to Other American Data in the Related Agreements or any other agreements to which JetBlue is a party. In consideration of the business relationship established by the Related Agreements, JetBlue agrees not to use American Data or Other American Data in a manner that is harmful to American. JetBlue is not authorized to agree to third party terms and conditions that would assign,

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transfer, or license American Data, Other American Data or American’s proprietary rights in American Data or Other American Data to a third party or otherwise negatively impact American’s proprietary rights to American Data or Other American Data, unless such third party arrangements are identified as being Permitted Data Uses and have been approved by American.
F.No Implied Rights. No right, license, permission, or ownership or other interest of any kind in or to the American IP, American Data, Other American Data, JetBlue IP, JetBlue Data or Other JetBlue Data is or is intended to be given or transferred to or acquired by each Party except as expressly stated in writing in the Related Agreements.
G.Prohibited Internet Practices. Each Party agrees that it will not, and will not authorize or encourage any third party to, directly or indirectly (i) use any automated, deceptive or fraudulent means to generate impressions, click-throughs, or any other actions in relation to advertisements or Internet promotions on the other Party’s Electronic Properties or in relation to advertisements or Internet promotions of other Party (or its products or services) on third party websites, or (ii) collect or Process data from the other Party’s Electronic Property other than as has been expressly authorized by such other Party in the Related Agreements or another written agreement with the other Party. Neither Party generally authorizes so called “screen-scraping” of its Electronic Properties and any automated extraction of data from the other Party’s Electronic Properties or tracking of activity on the other Party’s Electronic Properties may only be conducted with the prior written consent of the other Party.
II.COVERED PERSONAL DATA
A.General. The types of Personal Data, the categories of Data Subjects to whom that Personal Data relate, and the Processing operations carried out by JetBlue and American pursuant to the Related Agreements are as set out in the Schedules to this Addendum. The duration of the Processing will be for the term of or as permitted by the Related Agreements. The subject-matter and the objective of the Processing will be for each Party to exercise its rights and perform its obligations under the Related Agreements.
B.Compliance with Law. Each Party shall comply with Data Law applicable to such Party in its performance or receipt of services under the Related Agreements or to the Covered Personal Data. Each Party represents and warrants that:

•	as a disclosing Party (the “Providing Party”), it will not disclose any Covered Personal Data to the other Party (the “Receiving Party”) save where this is lawful and in a form which is lawful;

•	the sharing of the Covered Personal Data pursuant to the Related Agreements is carried out in accordance with any notices supplied to and consents, if any, obtained from Data Subjects; and

•
it will not Process any Covered Personal Data other than in accordance with Data Law applicable to such Party in its performance or receipt of services under the Related Agreements or to the Covered Personal Data.

C.Personal Data Collection. For the avoidance of doubt, with respect to Personal Data collected from a Data Subject directly by a Party or by a third party acting on behalf of such Party, such Party is an independent data controller, and such Party shall be deemed a Disclosing Party if such Personal Data is transferred between such Party and the other Party. Notwithstanding any sharing of Personal Data between the Parties, Data Subject requests with respect to any Personal Data made to one Party arising out of particular

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ticket purchases from the other Party, or related to participation in the other Party’s frequent flyer program, or otherwise implicating the Data Subject’s relationship with the other Party will be referred to and handled by the other Party.
D.International Data Transfer. With respect to any transfer of Covered Personal Data between the Parties, the Parties will work in good faith to put in place an appropriate transfer agreement or other mechanism as may be necessary to comply with Data Law. With respect to any transfer of Covered Personal Data by or on behalf of the Receiving Party to a third party, the Receiving Party shall be responsible for putting in place an appropriate transfer agreement or other mechanism as may be necessary to comply with Data Law.
E.Assistance. The Receiving Party shall provide, upon the Disclosing Party’s request and at the Disclosing Party’s sole expense, reasonable assistance as may be required for the Disclosing Party to comply with its obligations under Data Law regarding Covered Personal Data. Each Party, as an independent data controller, shall be responsible for complying with or otherwise responding to applicable Data Subject requests regarding Personal Data related to the Agreement that is in such Party’s possession or control.
F.PCI DSS Compliance. If, in connection with the Agreement, a Party Processes payment card data, cardholder data, or sensitive authentication data on behalf of the other Party or if such Party otherwise can impact the security of such data belonging to the other Party, then (a) such Party is responsible for the security of such data to the extent it can impact the security thereof, (b) such Party covenants that it has performed an assessment to confirm that the material aspects of its Security Policies, Security Procedures, and Security Technical Controls (as they pertain to such Party’s, or any of its agents’ or contractors’, Processing of such data) comply with the PCI DSS, (c) such Party shall repeat such assessment each year during the term of the Agreement, as applicable, and (d) each Party shall reasonably cooperate with the other Party regarding maintaining each Party’s PCI DSS certification or compliance.
G.Data Protection. The Receiving Party shall at all times keep confidential all Covered Personal Data it Processes pursuant to the Agreement. The Receiving Party may disclose covered Personal Data to its employees, officers, representatives, advisers or contractors (“Processors”) who need to know such information to fulfill the Purposes, provided that the Receiving Party ensures its Processors are subject to appropriate binding written security and confidentiality obligations. Taking into account the sensitivity of such data, the Receiving Party shall implement organizational, physical, technical, and administrative measures to protect Covered Personal Data against unauthorized or accidental access, loss, alteration, disclosure, destruction, or other unauthorized or unlawful forms of Processing.
H.Security Reviews. Each Party will, upon request, provide the other Party (a) reasonable access to personnel to knowledgeably discuss and provide good faith responses to reasonable security questions and questionnaires regarding the Party’s Security Policies, Security Procedures, and Security Technical Controls, and (b) any compliance certifications of the Party’s agents and contractors, in each case, as they relate to the Processing of the other Party’s data. Neither Party will exercise this right more frequently than once per 12-month period.
I.Security Incidents. Each Party shall promptly notify the other Party in writing upon discovering or otherwise learning of a Security Incident affecting the other Party. Following any Security Incident affecting both Parties, each Party shall consult with the other Party in good faith regarding Remediation Efforts that may be necessary or reasonable. Each Party shall be responsible for its own costs associated with Remediation Efforts and shall reasonably cooperate with the other Party regarding the other Party’s Remediation Efforts.

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J.Notifications to Data Subjects. In the event of a Security Incident affecting both Parties, each Party shall consult with the other Party in good faith regarding Data Subject notifications. Any notifications to Data Subjects regarding a Security Incident will be responsibility of the Party that caused, or that is otherwise responsible for, the applicable Security Incident; provided, however, that in no event shall the notifying Party refer to or name the other Party in connection with any such notifications to Data Subjects without the other Party’s prior written consent. Notwithstanding the foregoing, if a Party is under a legal obligation to provide notifications to Data Subjects regarding a Security Incident affecting both Parties, then (a) such Party shall provide Notice to the other Party in writing promptly after concluding that such Party has the legal obligation to provide notifications to Data Subjects, and shall explain in such Notice to the other Party the basis for the legal obligation, and (b) such Party shall not refer to or name the other Party in connection with any such notifications to Data Subjects without the other Party’s prior written consent, except solely to the extent required by the legal obligation (in which case, such Party shall explain in such Notice to the other Party the basis for such Party being required to refer to or name the other Party).
III.DEFINITIONS.
The following terms will have the meanings described below in this Addendum.
“JetBlue Data” means all data or information, in any form or format, including interim, Processed, compiled, summarized, or derivative versions of such data or information, and any insights that may be learned from such data or information, that may exist in any system, database, or record that is either (i) provided by or on behalf of JetBlue or its customers to American, or (ii) is obtained, developed, produced or Processed by American or American’s systems, in each of (i) and (ii) in connection with the relationship or arrangements established by the Related Agreements, but excluding any data or information that is expressly defined as owned by American in the Related Agreements. Any successors, equivalents, compilations or derivatives of the foregoing, whether now known or hereafter devised, and in any medium or format, are also JetBlue Data. For example, copying or tracking of any portion of JetBlue Data to create a separate set of information or database constitutes a derivative and is within the definition of JetBlue Data. If it is unclear to American whether any particular information constitutes JetBlue Data and is subject to this definition or to any exceptions to the definition set forth in the Related Agreements, such information will be deemed to be JetBlue Data under this definition and not be subject to any such exception until such matter is resolved. JetBlue agrees to work with American in good faith to resolve such uncertainties. JetBlue Data includes JetBlue Personal Data.
“JetBlue Electronic Property” means (i) the web site located at the URL www.jetblue.com and any other web site controlled by JetBlue, (ii) any JetBlue mobile device apps, (iii) any other sites, apps, kiosks or other properties for consumer interaction that are owned or controlled by JetBlue, including emails with linked content and mini-sites, and (iv) versions and successors of the foregoing, any form or format now known or later developed, that may be used by JetBlue customers.
“JetBlue Identifiers” means any information or indicator that identifies and relates solely to JetBlue or a product or service of JetBlue (e.g., TrueBlue or TrueBlue membership number or a designation of a passenger as a “MOS” or “Mosaic” member of the TrueBlue program) and any derivatives of such data (e.g., converting an TrueBlue number or MOS status to a code or number that identifies an individual as a TrueBlue member or Mosaic level member). If JetBlue Identifiers are provided, obtained, developed, produced or Processed by American or American’s systems in connection with the relationship or arrangements established by the Related Agreements then those JetBlue Identifiers are a subcategory of JetBlue Data, and if not, then they are a subcategory of Other JetBlue Data.

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“JetBlue Personal Data” means any and all Personal Data that American Processes on behalf of JetBlue in connection with the relationship or arrangements established by the Related Agreements.
“American Data” means all data or information, in any form or format, including interim, Processed, compiled, summarized, or derivative versions of such data or information, and any insights that may be learned from such data or information, that may exist in any system, database, or record that is either (i) provided by or on behalf of American or its customers to JetBlue, or (ii) is obtained, developed, produced or Processed by JetBlue or JetBlue’s systems, in each of (i) and (ii) in connection with the relationship or arrangements established by the Related Agreements, but excluding any data or information that is expressly defined as owned by JetBlue in the Related Agreements. Any successors, equivalents, compilations or derivatives of the foregoing, whether now known or hereafter devised, and in any medium or format, are also American Data. For example, copying or tracking of any portion of American Data to create a separate set of information or database constitutes a derivative and is within the definition of American Data. If it is unclear to JetBlue whether any particular information constitutes American Data and is subject to this definition or to any exceptions to the definition set forth in the Related Agreements, such information will be deemed to be American Data under this definition and not be subject to any such exception until such matter is resolved. American agrees to work with JetBlue in good faith to resolve such uncertainties. American Data includes American Personal Data.
“American Electronic Property” means (i) the web site located at the URL www.aa.com and any other web site controlled by American, (ii) any American mobile device apps, (iii) any other sites, apps, kiosks or other properties for consumer interaction that are owned or controlled by American, including emails with linked content and mini-sites, and (iv) versions and successors of the foregoing, any form or format now known or later developed, that may be used by American customers.
“American Identifiers” means any information or indicator that identifies and relates solely to American or a product or service of American (e.g., AAdvantage or Admirals Club membership number or a designation of a passenger as an “EXP” or “Executive Platinum” member of the AAdvantage program) and any derivatives of such data (e.g., converting an AAdvantage number or EXP status to a code or number that identifies an individual as an advantage member or Executive Platinum level member). If American Identifiers are provided, obtained, developed, produced or Processed by JetBlue or JetBlue’s systems in connection with the relationship or arrangements established by the Related Agreements then those American Identifiers are a subcategory of American Data, and if not, then they are a subcategory of Other American Data.
“American Personal Data” means any and all Personal Data that JetBlue Processes on behalf of American in connection with the relationship or arrangements established by the Related Agreements.
“Covered Personal Data” means Personal Data which is transferred by or on behalf of a Providing Party to a Receiving Party pursuant to the Related Agreements, and any copies or derivatives resulting from the Receiving Party’s Processing of such Personal Data.
“Data Law” means, as in effect from time to time, any law, rule, regulation, declaration, decree, directive, statute or other enactment, order, mandate or resolution, which is applicable to either JetBlue or American, issued or enacted by any domestic or foreign, supra-national, national, state, county, municipal, local, territorial or other government or bureau, court, commission, board, authority, or agency, anywhere in the world, relating to data security, data protection and/or privacy, including the General Data Protection Regulation.
“Data Subject” means an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an

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identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
“EEA” means the European Economic Area.
“General Data Protection Regulation” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and any implementing, derivative or related legislation, rule, regulation, and regulatory guidance, as amended, extended, repealed and replaced, or re-enacted from time to time.
“Notice” means, for American, a notice delivered to privacy@aa.com, with a copy delivered personally or by prepaid overnight confirmed delivery service to the attention of Data Privacy Officer, American Airlines, Inc., 1 Skyview Drive, MD 8B503, Fort Worth, TX 76155, and for JetBlue, a notice delivered to brandon.nelson@jetblue.com, with a copy delivered personally or by prepaid overnight confirmed delivery service to JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York, 11101.
“Other American Data” means any data or other information from any source that is not provided, obtained, developed, produced or Processed by JetBlue or JetBlue’s systems in connection with the relationship or arrangements established by the Related Agreements (and thus does not fall within the definition of American Data) but that does identify or can be used to identify American, American’s products and services, or a person (or a computer or device of such person) in their capacity as an American customer. For example, an Internet tracking device, such as a cookie, that is dropped onto a passenger’s computer after visiting aa.com would be Other American Data if Processing of such cookies is not the subject of the Related Agreements.
“Other JetBlue Data” means any data or other information from any source that is not provided, obtained, developed, produced or Processed by American or American’s system in connection with the relationship or arrangements established by the Related Agreements (and thus does not fall within the definition of JetBlue Data) but that does identify or can be used to identify JetBlue, JetBlue’s products and services, or a person (or a computer or device of such person) in their capacity as a JetBlue customer. For example, an Internet tracking device, such as a cookie, that is dropped onto a passenger’s computer after visiting JetBlue.com would be Other JetBlue Data if Processing of such cookies is not the subject of the Related Agreements.
“Permitted Data Uses” means the express permissions to use American Data or JetBlue Data, as applicable, specified in the Related Agreements.
“Personal Data” means any information relating to a Data Subject.
“Privacy Policy” means an entity’s consumer facing online privacy policy that describes how such entity Processes Covered Personal Data.
“Process” or “Processing” means, with respect to the data of each Party, any operation or set of operations that is performed upon such data, whether or not by automatic means, including, but not limited to, obtaining, developing, producing, collecting, recording, organizing, structuring, accessing, using, adapting, altering, modifying, retrieving, consulting, copying, reproducing, analyzing, disclosing, disseminating, making available, aligning, combining, blocking, restricting, transmitting, transferring, selling, renting, storing, retaining, destroying, deleting, or erasing such data. For the avoidance of doubt, “Process” includes the compilation or correlation of a Party’s data with information from other sources and the application of algorithmic analysis to create new or derivative data sets from American Data or JetBlue Data, as applicable.

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“Purpose” has the meaning given in Schedule 1, Schedule 2, and Schedule 3 to this Addendum.
“Remediation Efforts” means, with respect to any Security Incident, activities designed to remedy a Security Incident which may be required by a Data Law or by a Party’s policy or procedures, or which may otherwise be necessary, reasonable or appropriate under the circumstances, commensurate with the nature of such Security Incident. Remediation Efforts may include (i) development and delivery of legal notices to affected individuals or other third parties, (ii) establishment and operation of toll-free telephone numbers (or, where toll-free telephone numbers are not available, dedicated telephone numbers) for affected individuals to receive specific information and assistance, (iii) procurement of credit monitoring, credit or identity repair services and identity theft insurance from third parties that provide such services for affected individuals, (iv) provision of identity theft insurance for affected individuals, (v) cooperation with and response to regulatory, government and/or law enforcement inquiries and other similar actions, (vi) undertaking of investigations (internal or in cooperation with a governmental body) of such Security Incident, including forensics, (vii) public relations and other crisis management services, and (viii) cooperation with and response to litigation with respect to such Security Incident (including, but not limited to, class action suits or similar proceedings), and in each case of examples (i) through (viii), payment of legal costs, disbursements, fines, settlements and damages.
“Security Incident” means with respect to any American Data that is Processed by JetBlue or JetBlue employees, agents or contractors or JetBlue Data that is Processed by American or American employees, agents or contractors (i) the loss or misuse (by any means) of such American Data or JetBlue Data, (ii) the accidental, inadvertent, unauthorized, and/or unlawful destruction, alteration, disclosure of, access to, corruption, sale, or rental or other Processing of such American Data or JetBlue Data, (iii) any suspected, attempted or confirmed act or omission that would result in any of the events described in clause (i) or (ii), or (iv) a material failure to comply with the Security Requirements.
“Security Policies” means statements of direction for Security Requirements and mandating compliance with Data Laws. Typically, Security Policies are high level instructions to management on how an organization is to be run with respect to Security Requirements.
“Security Procedures” means statements of the step-by-step actions taken to achieve and maintain compliance with Security Requirements.
“Security Technical Controls” means any specific hardware, software or administrative mechanisms necessary to enforce the Security Requirements. Security Technical Controls specify technologies, methodologies, implementation procedures, and other detailed factors or other processes to be used to implement and maintain Security Policy elements relevant to specific groups, individuals, or technologies.

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Schedule 1
Description of Data Processing for Codeshare Agreement

[***]

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Schedule 2

Description of Data Processing for AAdvantage Participating Carrier Agreement

[***]

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Schedule 3
Description of Data Processing for TrueBlue Participating Carrier Agreement

[***]

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